UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2018

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Drew Avenue, Davis, CA	95618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Base Salary Increases

On May 3, 2018, the Board of Directors of Marrone Bio Innovations, Inc. (the “Company”) approved of increases in the annual base salaries of each of the Company’s named executive officers, with an increase for Dr. Pamela G. Marrone, Chief Executive Officer, from $300,000 to $350,000, an increase for James B. Boyd, Chief Financial Officer and President, from $285,000 to $300,000, and an increase for Linda V. Moore, Executive Vice President, General Counsel and Secretary, from $260,000 to $270,000. The base salary increases were effective immediately.

Hiring of Chief Commercial Officer

On May 7, 2018, the Company announced the appointment of Kevin Hammill as the Company’s Chief Commercial Officer, effective May 7, 2018.

Mr. Hammill previously served as chief operating officer of Pivot Bio, a crop nutrition company, from January 2016 to April 2018. Prior to Pivot Bio, from 2004 to January 2016, Mr. Hammill served in various roles at Valent USA (a division of Sumitomo Chemical), including as vice president of Agriculture Business Operations and Strategy and as the senior director for U.S. Marketing. In addition to these positions, Mr. Hammill served as a member on the board of directors of Valent USA from January 2015 to January 2016. From 1992 to 2004, Mr. Hammill held multiple positions at BASF, a major chemical company, and American Cynamid (acquired by BASF in 2000). Mr. Hammill earned his Bachelor of Science degree in Agriculture and a Master’s degree in Agriculture Business from the University of Guelph in Ontario, Canada. He is 51.

Under the terms of the Company’s offer letter with Mr. Hammill, he is entitled to receive a base salary of $320,000 per year. Mr. Hammill will also be eligible to participate in the Company’s bonus plan, with any award for 2018 prorated based on the portion of the year worked for the Company. His target bonus may be up to 40% of his base salary. Mr. Hammill will also receive an option to purchase 400,000 shares of the Company’s common stock under the Company’s 2013 Stock Incentive Plan, which will vest over four (4) years, with 25% of the total shares vesting on the first anniversary of the date on which the option is granted and the remainder vesting in equal monthly installments over the following three (3) years. Mr. Hammill is also eligible for a monthly auto allowance of $900-$950 per month, which is designed to cover all costs of owning and operating a vehicle.

In the event that the Company actually or constructively terminates Mr. Hammill’s employment without cause, it will provide Mr. Hammill, at the time of his termination, a lump sum payment of six (6) months’ salary, and upon his election of COBRA, will pay for the first six (6) months of COBRA premium for medical, dental and vision coverage.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Mr. Hammill, on the one hand, and any of the Company’s directors or executive officers, on the other hand.

A copy of the Company’s press release announcing the appointment of Mr. Hammill is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Marrone Bio Innovations, Inc., dated May 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: May 7, 2018	By:	/s/ Linda V. Moore
Linda V. Moore
Executive Vice President, General Counsel and Secretary